Exhibit 6.2

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 936 7329
Redmond, WA 98052-6399	http://www.microsoft.com/

June 28, 2019

VIA ELECTRONIC MAIL

Fig Publishing, Inc.

Attn: Justin Bailey

4949 SW Macadam Ave, Suite 60

Portland, OR 97239

Double Fine Productions, Inc.

Attn: Greg Rice

525 Brannan Street, Suite 200

San Francisco, California 94107

Re:	Termination of the License Agreement for the video game Psychonauts 2

Dear Justin, Dear Greg,

Double Fine Productions, Inc. (“Developer”) and Fig Publishing, Inc. (“Licensee”) entered into a Publishing License Agreement dated effective August 5, 2016 (the “License Agreement”) relating to certain license rights and revenue sharing rights for Psychonauts 2 (the “Product”). Developer, Licensee and Microsoft Corporation (“Microsoft”), the publisher of the Product, are hereinafter referred together to as the “Parties”.

Developer and Licensee hereby terminate the License Agreement to be effective upon the date on which this termination agreement (the “Termination Agreement”) is signed by all the Parties (“Termination Date”) and, as from the Termination Date, the License Agreement shall be terminated and the provisions thereof, except for the Surviving Provisions (hereinafter defined) shall cease to be effective and all licenses granted under the Agreements shall terminate as of the Termination Date. Notwithstanding the termination of the License Agreement set forth in this paragraph, Sections 7, 8.4.1, 9, 10.1, 10.3, 10.5, 10.11, 10.13, and 10.16 shall survive the termination thereof (collectively, the “Surviving Provisions”). Except for the obligations and liabilities set forth in the Surviving Provisions, upon the Termination Date Developer and Licensee shall have no further obligations or liabilities to each other under the License Agreement, including all obligations to make any payments under Section 6 of the License Agreement.

As payment and consideration for this Termination Agreement, Microsoft will pay Licensee on behalf of Developer a one-time flat fee payment of One Million Thirty-Five Thousand U.S. Dollars ($1,035,000 USD) in final settlement to be paid within thirty (30) days from the Termination Date. For clarity, all fees and other amounts paid under the License Agreement shall be considered paid in full, and Microsoft and its subsidiaries shall have no further revenue share or other payment obligations to Licensee.

Microsoft Corporation is an equal opportunity employer.

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 936 7329
Redmond, WA 98052-6399	http://www.microsoft.com/

Licensee represents and warrants to Microsoft that it has not entered into any distribution agreement with a third party for Psychonauts 2, or otherwise granted any distribution or other rights to Psychonauts 2 to any third party.

Subject to the Surviving Provisions, Licensee hereby waives, releases, and forever discharges Developer and its officers, directors, employees, agents, contractors, affiliates, predecessors, successors, and assigns from any cause of action, obligation, claim, demand, cost, expense, loss, lawsuit, proceeding, damage, or liability, including attorneys’ fees, whatsoever arising out of or related to the License Agreement. Subject to the Surviving Provisions and Licensee’s representations and warranties herewith, Developer and Microsoft hereby waive, release, and forever discharge Licensee and its officers, directors, employees, agents, contractors, affiliates, predecessors, successors, and assigns from any cause of action, obligation, claim, demand, cost, expense, loss, lawsuit, proceeding, damage, or liability, including attorneys’ fees, whatsoever arising out of or related to the License Agreement on or before the Termination Date.

With respect to such releases, each Party further waives all rights under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, as such rights that may relate to the releases in this section. Each Party acknowledges that it has consulted with legal counsel regarding the import of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

If any provision in this Termination Agreement is determined to be unenforceable or illegal, it will be severed from the remaining provisions of the agreement and the remaining Termination Agreement will remain in full force and effect, provided the agreement still expresses the intent of the parties.

Please let us know if you have any questions.

Very truly yours,

Matt Booty, CVP Microsoft Studios

[Signature page follows]

Microsoft Corporation is an equal opportunity employer.

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 936 7329
Redmond, WA 98052-6399	http://www.microsoft.com/

Agreed and accepted

Microsoft		Fig Publishing, Inc.

Signature:	/s/ Matt Booty	Signature:	/s/ Justin Bailey
Name:	Matt Booty	Name:	Justin Bailey
Title:	Corporate Vice President	Title:	CEO
Date:	June 29, 2019	Date:	June 29, 2019

Double Fine Productions, Inc.

Signature:	/s/ Greg Rice
Name:	Greg Rice
Title:	VP of Business Development
Date:	June 29, 2019

Microsoft Corporation is an equal opportunity employer.